NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2890 Fax	231-755-4144 Fax

Release date: 25 July 2006

LADISH REPORTS SALES OF $90.2 MILLION AND NET INCOME OF $8.5 MILLION FOR 2ND QUARTER 2006

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2006 second quarter sales of $90.2 million, a 36% improvement over $66.5 million of sales in the second quarter of 2005. The Company had a net income of $8.5 million, resulting in diluted earnings per share of $0.60 for the second quarter of 2006 versus net income of $4.6 million and $0.33 per share in the same period of 2005. First half 2006 sales of $185.2 million reflect a 41% growth over 2005, with $16.1 million of net income, $1.14 per share, in contrast to $7.3 million of net income, $0.53 per share, in 2005.

Ladish will host a conference call on Thursday, July 27, 2006 at 11:00 a.m. EDT to discuss the second quarter performance for 2006. The telephone number to call to participate in the conference call is (866) 550-6338.

	For the Three Months Ended June 30		For the Six Months Ended June 30
(Dollars in thousands, except earnings per share)	2006	2005	2006	2005
Net sales	$90,173	$66,533	$185,179	$131,627
Cost of goods sold	71,001	56,591	148,639	114,422

Gross profit	19,172	9,942	36,540	17,205
SG&A expense	4,834	1,961	9,138	4,545

Operating income	14,338	7,981	27,402	12,660
Interest expense & other	1,028	448	1,821	909

Pretax income	13,310	7,533	25,581	11,751
Income tax provision	4,747	2,903	9,287	4,463
Minority interest in net earnings of subsidiary	61	--	160	--

Net income	$8,502	$4,630	$16,134	$7,288

Basic earnings per share	$0.60	$0.34	$1.15	$0.53
Basic weighted average shares outstanding	14,130,599	13,699,847	14,073,162	13,688,280
Diluted earnings per share	$0.60	$0.33	$1.14	$0.53
Diluted weighted average shares outstanding	14,180,709	13,831,563	14,166,124	13,830,209

more	LCI-06-09

NEWS

	June 30	December 31
(Dollars in thousands)	2006	2005
Cash	$7,789	$14,494
Accounts receivable	66,828	51,497
Inventory	109,811	78,151
Net PP&E	104,687	99,425
Other	46,609	52,462

Total Assets	$335,724	$296,029

Accounts payable	$46,292	$41,665
Accrued liabilities	16,075	10,213
Senior bank debt	--	27,000
Senior notes	58,000	18,000
Pensions	43,416	46,203
Postretirement benefits	34,726	35,479
Stockholders’ equity	137,215	117,469

Total Liabilities and Equity	$335,724	$296,029

“The 36% sales increase in the second quarter of 2006 compared to the same period of 2005 is due to the continued strength of the aerospace industry and the integration of the acquisitions of ZKM and Valley Machining,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes, product mix, favorable by-product sales and continued focus on cost reductions, the Company’s operations improved in the second quarter of 2006 as gross margins were 21.3% in contrast to 14.9% in the second quarter of 2005.”

Looking forward to the remainder of 2006, Woody remarked, “Although the second half of 2006 will contain raw material challenges, we remain optimistic that the aerospace recovery is sustainable. Orders supporting the Airbus A380 may be stretched out but we have experienced no cancellations. Our backlog continues to grow and reached a record $526 million at the end of the second quarter of 2006 in contrast to $377 million at the same date in 2005. As the recovery of our industry continues we are seeking opportunities to capitalize on this upturn to grow our business both internally and externally in order to better position our company for the future. All of the operating units of Ladish are experiencing an upturn in business and profitability. While we are enjoying this positive trend, our established cost reduction programs remain focused at sustaining the profitability of the business and improving our cash position while serving the needs of our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon, Connecticut and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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